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As filed with the Securities and Exchange Commission on September 23, 1999.
                           Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                           WASHINGTON MUTUAL, INC.
            (Exact name of registrant as specified in its charter)
      Washington                                               91-1653725
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                         Identification Number)
                              1201 Third Avenue
                           Seattle, Washington 98101
             (Address of principal executive offices) (Zip Code)

              WASHINGTON MUTUAL DEFERRED COMPENSATION PLAN FOR
             DIRECTORS AND CERTAIN HIGHLY COMPENSATED EMPLOYEES
                           (Full title of the Plan)

                               Fay L. Chapman
                               General Counsel
                            Washington Mutual, Inc.
                              1201 Third Avenue
                           Seattle, Washington 98101
                                (206) 461-2000
    (Name, address and telephone number, including area code, of agent for service)

                                   Copy to:
                              Lawrence J. Steele
                                Gail J. Gordon
                        Foster Pepper & Shefelman PLLC
                        1111 Third Avenue, Suite 3400
                          Seattle, Washington  98101
                               (206) 447-4400

                       CALCULATION OF REGISTRATION FEE
                       --------------------------------
       TITLE OF             AMOUNT        PROPOSED MAXIMUM       AMOUNT OF
      SECURITIES             TO BE        AGGREGATE OFFERING    REGISTRATION
  TO BE REGISTERED (1)   REGISTERED (2)  PRICE PER OBLIGATION       FEE
----------------------   --------------  --------------------   ------------
Deferred Compensation
    Obligations           $24,316,429            100%            $6,759.97

(1) The Deferred Compensation Obligations are unsecured obligations of Washington Mutual, Inc., to pay deferred compensation in the future in accordance with the terms of the Washington Mutual Deferred Compensation Plan for Directors and Certain Highly Compensated Employees.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended.

              Exhibit Index appears after the Signatures page.

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                                 INTRODUCTION

     This Registration Statement on Form S-8 is filed by Washington Mutual, Inc., a Washington corporation ("Washington Mutual" or the "Registrant"), relating to $24,316,429 of unsecured obligations of Washington Mutual to pay deferred compensation in the future in accordance with the terms of the Washington Mutual Deferred Compensation Plan for Directors and Certain Highly Compensated Employees (the "Deferred Plan").

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the instructional Note to Part I of Form S-8, the information specified in Part I of Form S-8 is omitted from this Registration Statement.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which Washington Mutual previously has filed with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in, and made a part of, this Registration
Statement:

     (a) Washington Mutual's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, File No. 1-14667; and

     (b)     All other reports filed by Washington Mutual pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report to which paragraph (a) of this item refers.

In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.




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ITEM 4.     DESCRIPTION OF SECURITIES.

     Under the Deferred Plan, Washington Mutual will provide directors and eligible employees (each a "Participant") the opportunity to agree to defer up to 100% of their cash compensation and, upon the surrender of whole shares of restricted stock awarded to them as equity compensation under the Washington Mutual, Inc. Restricted Stock Plan, the value of such restricted stock as of the date on which restrictions lapse. In addition, Washington Mutual may make discretionary contributions in the form of bookkeeping entries on behalf of a Participant. The obligations of Washington Mutual under such agreements and with respect to such discretionary contributions (the "Obligations") will be unsecured general obligations of Washington Mutual to pay the deferred compensation in the future in accordance with the terms of the Deferred Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of Washington Mutual from time to time outstanding. However, because Washington Mutual is a holding company, the right of Washington Mutual, and hence the right of creditors of Washington Mutual (including Participants in the Deferred Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Washington Mutual itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries to Washington Mutual are limited by reserve requirements and affiliated transaction restrictions under federal and state banking statutes and regulations.

     The Deferred Plan will be administered by the members of the Directors' Compensation and Stock Option Committee of Washington Mutual's Board of Directors. The Compensation and Stock Option Committee may
appoint a Plan Administration Committee to which it may delegate its
administrative functions.   The Plan Administration Committee will have
authority from time to time to make, amend or revoke rules and regulations governing the Deferred Plan and to give interpretive rulings under it. Members of the Plan Administration Committee will be eligible to participate in the Deferred Plan, but no member may vote or take any action as part of the Plan Administration Committee with respect to his or her benefits or rights as a Participant under the Deferred Plan.

     The amount of cash compensation to be deferred and the number of whole shares of restricted stock to be surrendered by each Participant in exchange for a deferral credit will be determined in accordance with the Deferred Plan based on elections by each Participant. Each Obligation will be denominated in United States dollars and payable in United States dollars on a date or dates selected by the Participant in accordance with the terms of the Deferred Plan.


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     Under the Deferred Plan, the Obligation for each Participant will equal the balance in a bookkeeping account established for such Participant, as adjusted to reflect discretionary contributions (if any) by Washington Mutual. The Participant's account balance will be deemed to be invested according to an interest method or a stock fund method, or both in the proportion specified individually by the Participant. All amounts in a Participant's account will be adjusted quarterly to reflect the investment experience of the deemed investment method or methods, including appreciation or depreciation under the stock fund method.

     The investment return credited to that portion of a Participant's account allocated to the interest method will be the rate that the Plan Administration Committee determines in its discretion could be the funds borrowing rate of Washington Mutual Bank or a comparable financial institution or public corporation for unsecured junior debt as of January 1 each year. In making that determination, the Plan Administration Committee will consider an estimate from at least one nationally-recognized investment banking firm. The investment return on that portion of a Participant's account allocated to the stock fund method will be the rate of return of the Washington Mutual stock fund under the Washington Mutual, Inc. Retirement Savings and Investment Plan ("RSIP") during the previous calendar quarter, subject to adjustment if Washington Mutual common stock represents less than 70 percent of the total value of that fund at the beginning of the current quarter. A Participant may modify the allocation of his or her account balance between funds on a quarterly basis.

     Upon a determination by the Plan Administration Committee that a Participant has suffered an unforeseeable financial emergency, the Committee may direct Washington Mutual to pay such Participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the Participant's deferral account.

     A Participant's right, or the right of any other person, to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Deferred Plan, by written will, or by the laws of descent and distribution.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of Washington Mutual or through operation of a mandatory or optional sinking fund or analogous provision. However, Washington Mutual reserves the right to amend or terminate the Deferred Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

     The Obligations are not convertible into another security of Washington Mutual. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Washington Mutual. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations and taking action upon default.


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ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Foster Pepper & Shefelman PLLC, 1111 Third Avenue, Suite 3400, Seattle, Washington 98101-3299 will pass upon the validity of the shares offered for Washington Mutual. Members of Foster Pepper & Shefelman PLLC and other attorneys employed by the firm that have provided advice with respect to this matter owned 20,883 shares of Washington Mutual common stock as of September 7, 1999.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 23B.08.320 of the Washington Business Corporation Act (the "Corporation Act") provides that the articles of incorporation of a corporation may contain provisions that eliminate or limit the personal liability of a director to the shareholders for monetary damages for conduct as a director, except in the case of acts or omissions involving certain types of conduct. At Article XIII of its Restated Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its stockholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating
Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of Washington Mutual directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

     Section 23B.08.560 of the Corporation Act provides that if authorized by
(i) the articles of incorporation, (ii) a bylaw adopted or ratified by the stockholders, or (iii) a resolution adopted or ratified, before or after the event, by the stockholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or omissions finally adjudged to be intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct finally adjudged to violate Section 23B.08.310 of the Corporation Act, or (iii) for any transaction with respect to which it is finally adjudged that the director personally received a benefit in money, property or services to which the director was not legally entitled.

     Pursuant to Article X of Washington Mutual's Restated Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual must, subject to certain exceptions, indemnify and defend its directors against any expense, liability or loss arising from or in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of Washington Mutual, including without limitation, liability under the Securities Act. Washington Mutual is not permitted to indemnify a director from or on account of acts or omissions of such director which are finally adjudged to be intentional misconduct or a knowing violation of law, or from or on account of conduct in violation of RCW 23B.08.310, or from or on account of any transaction with respect to which it is finally adjudged that such director received a benefit in money, property or services to which he or she was not entitled. If Washington law is amended to authorize further indemnification of directors, then Washington Mutual directors shall be indemnified to the fullest extent permitted by Washington law, as so amended. Also, pursuant to Article VIII of Washington Mutual's Bylaws, Washington Mutual may, by action of the Washington Mutual Board, provide indemnification and pay expenses to officers, employees and agents of Washington Mutual or another corporation, partnership, joint venture, trust or other enterprise with the same scope and effect as above described in relation to directors.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

             Not applicable.

ITEM 8.      EXHIBITS.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.      UNDERTAKINGS.

     (a)     The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i)     To include any prospectus required by
                             section 10(a)(3) of Securities Act;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                     provided, however, that paragraphs (a)(1)(i) and
                     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on this 21st day of September, 1999.

                                    WASHINGTON MUTUAL, INC.


                                    By:/s/ KERRY K. KILLINGER
                                       ----------------------
                                       Kerry K. Killinger
                                       President and Chief Executive Officer

                              Power of Attorney

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kerry K. Killinger and Fay L. Chapman, or either of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on September 21,1999 by the following persons in the capacities indicated.



/s/ KERRY K. KILLINGER
----------------------
Kerry K. Killinger
Chairman, President and
Chief Executive Officer; Director
(Principal Executive Officer)


/s/ WILLIAM A. LONGBRAKE
------------------------
William A. Longbrake
Vice Chair and
Chief Financial Officer
(Principal Financial Officer)

/s/ RICHARD M. LEVY
-------------------
Richard M. Levy
Senior Vice President and Controller
(Principal Accounting Officer)



----------------------
Douglas P. Beighle
Director


/s/ DAVID BONDERMAN
-------------------
David Bonderman
Director


/s/ J. TAYLOR CRANDALL
----------------------
J. Taylor Crandall
Director


/s/ ROGER H. EIGSTI
-------------------
Roger H. Eigsti
Director


/s/ JOHN W. ELLIS
-----------------
John W. Ellis
Director


/s/ ANNE V. FARRELL
-------------------
Anne V. Farrell
Director


/s/ STEPHEN E. FRANK
--------------------
Stephen E. Frank
Director

/s/ WILLIAM P. GERBERDING
-------------------------
William P. Gerberding
Director


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/s/ ENRIQUE HERNANDEZ, JR.
--------------------------
Enrique Hernandez, Jr.
Director


/s/ PHILLIP D. MATTHEWS
-----------------------
Phillip D. Matthews
Director


/s/ MICHAEL K. MURPHY
---------------------
Michael K. Murphy
Director


/s/ MARY E. PUGH
----------------
Mary E. Pugh
Director


/s/ WILLIAM G. REED, JR.
------------------------
William G. Reed, Jr.
Director


/s/ ELIZABETH A. SANDERS
------------------------
Elizabeth A. Sanders
Director


/s/ WILLIAM D. SCHULTE
----------------------
William D. Schulte
Director


/s/ JAMES H. STEVER
-------------------
James H. Stever
Director


/s/ WILLIS B. WOOD, JR.
-----------------------
Willis B. Wood, Jr.
Director



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                                EXHIBIT INDEX

Exhibit           Description
-------           -----------

 4.1              Form of Washington Mutual Deferred Compensation Plan for
                  Directors and Certain Highly Compensated Employees.

 5.1              Opinion of Foster Pepper & Shefelman PLLC.

23.1              Consent of Foster Pepper & Shefelman PLLC.
                  (Included as part of their Opinion listed as Exhibit 5.1.)

23.2              Consent of Deloitte & Touche LLP.

23.3              Consent of PricewaterhouseCoopers LLP.

23.4              Consent of KPMG LLP.

24                Power of Attorney. (Included on the Signatures page.)


